Exhibit 99

Marine Products Corporation Reports

Fourth Quarter 2019 Financial Results

ATLANTA, January 29, 2020 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended December 31, 2019. Marine Products is a leading manufacturer of fiberglass boats under three brand names: Chaparral, Robalo and Vortex. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include various models, such as OSX Luxury Sportboats, the 257 SSX, and SunCoast Sportdecks. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models. Chaparral also offers jet powered boats under the Vortex brand name.

For the quarter ended December 31, 2019, Marine Products generated net sales of $48,175,000, a 22.4 percent decrease compared with net sales of $62,062,000 in the same period of the prior year. During the quarter, unit sales declined by 21.0 percent, as sales declined across all model lines. Average selling price declined by 1.3 percent due to a change in model mix.

Gross profit for the fourth quarter of 2019 was $10,522,000, a 19.2 percent decrease compared with gross profit of $13,017,000 in the same period of the prior year. Gross margin as a percentage of net sales was 21.8 percent in the fourth quarter of 2019, compared with 21.0 percent in the fourth quarter of 2018.

Operating profit for the fourth quarter of 2019 was $4,178,000, a decrease of 30.6 percent compared with operating profit of $6,016,000 in the fourth quarter of the prior year. Selling, general and administrative expenses were $6,344,000 in the fourth quarter of 2019, compared with $7,001,000 in the fourth quarter of 2018. These expenses decreased due to expenses that vary with sales and profitability, such as warranty expenses and incentive compensation expenses, as well as lower research and development expenses during the fourth quarter of 2019 as compared to the fourth quarter of the prior year. Selling, general and administrative expenses as a percentage of net sales were 13.2 percent in the fourth quarter of 2019 compared with 11.3 percent of net sales during the fourth quarter of 2018.

Net income for the fourth quarter of 2019 was $3,542,000, a decrease of $1,186,000, or 25.1 percent, compared with net income of $4,728,000 in the fourth quarter of 2018. Diluted earnings per share were $0.10 in the fourth quarter of 2019, a decrease of $0.04 compared to $0.14 diluted earnings per share in the fourth quarter of 2018. The effective tax rate for the fourth quarter of 2019 was 17.0 percent, a decrease compared to an effective tax rate of 22.0 percent for the fourth quarter of the prior year.

Net sales for the 12 months ended December 31, 2019 were $292,136,000, a decrease of 2.2 percent compared to the prior year. Net income for the 12 months ended December 31, 2019 was $28,239,000, essentially unchanged compared with $28,488,000 in the prior year. Diluted earnings per share were $0.83 in both years.

Fourth Quarter 2019 Earnings Press Release

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “As we discussed at the end of the third quarter, our dealer inventories had increased to levels that prompted us to adjust production to be aligned with field inventory as we prepared for the 2020 model year and retail selling season. Our fourth quarter sales show the result of that decision. Our inventory aging shows a high percentage of newer 2020 models, which is a positive attribute. We continue to monitor dealer inventories and orders very closely as we formulate our plans for 2020 production. The early 2020 winter boat shows are better attended than last year, and more sales are being closed at the shows than in prior years, both of which indicate that the 2020 retail selling season is likely to be strong. We will monitor orders from the boat shows during the next month and are considering appropriate production increases during the first quarter.

“For the trailing 12 months ended September 30, 2019, Chaparral held the second highest sterndrive market share in its size category. Robalo continued to hold the second-highest market share in its category, and the combination of Robalo and Chaparral’s outboard boats held 6.5 percent of their market for this period, the highest market share in that category. During the fourth quarter we repurchased 88,983 shares under our share repurchase program. Also during the fourth quarter we issued a regular $0.12 per share dividend as well as a special $0.10 per share dividend. In spite of these uses of cash, our balance sheet as of December 31, 2019 reflected $19.8 million in cash compared with $16.4 million in cash and marketable securities at the end of the fourth quarter of the prior year,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, January 29, 2020, at 8:00 a.m. Eastern Time to discuss the results for the fourth quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (800) 367-2403 or (334) 777-6978 for international callers, and using conference ID number 6976379. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, Vortex jet drive boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at marineproductscorp.com.

Fourth Quarter 2019 Earnings Press Release

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the statement that our dealer inventory aging is a positive attribute, and strong attendance and sales at the early winter boat shows indicate that the 2020 retail selling season is likely to be strong. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include the strength of the 2020 retail selling season, possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, the ability of Marine Products’ network of independent boat dealers to finance their inventory, continued weakness in the sterndrive recreational boat market, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2018 and in Marine Products’ Quarterly Report on Form 10-Q, filed with the SEC for the quarter ended September 30, 2019.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Fourth Quarter 2019 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Period ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
	2019	2018	% BETTER (WORSE)	2019	2018	% BETTER (WORSE)
Net Sales	$48,175	$62,062	(22.4)%	$292,136	$298,616	(2.2)%
Cost of Goods Sold	37,653	49,045	23.2	226,742	232,293	2.4
Gross Profit	10,522	13,017	(19.2)	65,394	66,323	(1.4)
Selling, General and Administrative Expenses	6,344	7,001	9.4	31,259	30,936	(1.0)
Operating Profit	4,178	6,016	(30.6)	34,135	35,387	(3.5)
Interest Income	88	48	83.3	323	268	20.5
Income Before Income Taxes	4,266	6,064	(29.7)	34,458	35,655	(3.4)
Income Tax Provision	724	1,336	45.8	6,219	7,167	13.2
Net Income	$3,542	$4,728	(25.1)%	$28,239	$28,488	(0.9)%

EARNINGS PER SHARE
Basic	$0.10	$0.14	(28.6)%	$0.83	$0.83	0.0%
Diluted	$0.10	$0.14	(28.6)%	$0.83	$0.83	0.0%

AVERAGE SHARES OUTSTANDING
Basic	33,915	34,431		34,061	34,529
Diluted	33,915	34,431		34,061	34,529

Fourth Quarter 2019 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

At December 31, (Unaudited)	(in thousands)
	2019	2018
ASSETS
Cash and cash equivalents	$19,804	$8,745
Marketable securities	-	2,966
Accounts receivable, net	6,607	3,872
Inventories	41,553	46,770
Income taxes receivable	907	452
Prepaid expenses and other current assets	2,056	1,795
Total current assets	70,927	64,600
Property, plant and equipment, net	14,796	14,552
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	-	4,699
Pension assets	7,597	6,487
Deferred income taxes	3,990	3,325
Other assets	3,681	3,444
Total assets	$104,764	$100,880

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$3,886	$4,673
Accrued expenses and other liabilities	13,155	13,494
Total current liabilities	17,041	18,167
Long-term pension liabilities	9,980	7,045
Other long-term liabilities	531	456
Total liabilities	27,552	25,668
Common stock	3,387	3,433
Capital in excess of par value	-	-
Retained earnings	76,573	73,954
Accumulated other comprehensive loss	(2,748)	(2,175)
Total stockholders' equity	77,212	75,212
Total liabilities and stockholders' equity	$104,764	$100,880